Exhibit 10.63

RESTRICTED SHARE AWARD AGREEMENT

This Restricted Share Award Agreement (this “Agreement”) is made and entered into as of _______________ (the “Grant Date”) by and between 1847 Holdings LLC, a Delaware limited liability company (the “Company”), and ______________ (the “Grantee”).

RECITALS

WHEREAS, the Company has adopted the Company’s 2023 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Shares may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Shares provided for herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Shares. Pursuant to Article 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Share Award consisting of, in the aggregate, _________ Shares (the “Restricted Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Shares is made in consideration of the services to be rendered by the Grantee to the Company.

3. Restricted Period; Vesting.

3.1. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Restricted Shares will vest in accordance with the following schedule:

Vesting Date	Shares
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

The period over which the Restricted Shares vest is referred to as the “Restricted Period”.

3.2. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Shares has vested other than death or retirement (in the case of a Director), termination of the Grantee’s Continuous Service is terminated by the Company or an Affiliate or Subsidiary for Disability, the Grantee’s unvested Restricted Shares shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate or Subsidiary shall have any further obligations to the Grantee under this Agreement.

3.3. The foregoing vesting schedule notwithstanding, in the event of the Grantee’s death or if the Grantee’s Continuous Service is terminated by the Company or an Affiliate or Subsidiary for Disability, 100% of the unvested Restricted Shares shall vest as of the date of such termination.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Shares will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividends.

5.1. The Grantee shall be the record owner of the Restricted Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.

5.2. The Company may issue certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any certificates that are issued may be retained by the Company until such time as the Restricted Shares vest.

5.3. If the Grantee forfeits any rights he or she has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares and shall no longer be entitled to vote or receive dividends on such shares.

6. Change of Control. Upon the occurrence of a Change of Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of this Award, including, without limitation, the following (or any combination thereof): (a) continuation or assumption of the Award under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for the Award (with appropriate adjustments to the type of consideration payable upon settlement of the Award); (c) accelerated exercisability, vesting and/or payment under the Award immediately prior to or upon the occurrence of such event or upon a termination of employment or other service following such event; and (d) if all or substantially all of the Company’s outstanding Shares are transferred in exchange for cash consideration in connection with such Change of Control, cancellation of all or any portion of the Award for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Committee.

7. Tax Liability and Withholding.

7.1. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Shares; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Shares.

7.2. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

8. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

9. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

10. No Impact on Other Benefits. The value of the Grantee’s Restricted Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

11. Investment Representation. The Grantee must, within five (5) days of demand by the Company, furnish the Company an agreement satisfactory to the Company in which the Grantee represents that the Restricted Shares are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the Restricted Shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

12. Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or the Restricted Shares pursuant to this Agreement.

13. Compliance with Law. The Grantee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, state and applicable foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

16. Restricted Shares Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

18. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Shares in this Agreement does not create any contractual right or other right to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

20. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

21. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Shares or disposition of the Shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

1847 HOLDINGS LLC

By:
Name:
Title:

Address:

GRANTEE:

(Signature)

(Name)

Address:

SSN:

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